DALLAS, TEXAS . . March 14, 2014.  Valhi, Inc. (NYSE: VHI) reported a income from continuing operations attributable to Valhi stockholders of $15.7 million, or $.05 per diluted share, in the fourth quarter of 2013 compared to a loss of $12.6 million, or $.04 per diluted share, in the fourth quarter of 2012.  For the full year 2013, Valhi reported a loss from continuing operations attributable to Valhi stockholders of $98.0 million, or $.29 per diluted share, compared to income from continuing operations attributable to Valhi stockholders of $141.4 million, or $.41 per diluted share.  Changes in reported net income attributable to Valhi stockholders are primarily due to changes in operating results in the Company’s Chemicals Segment and the gain on bargain purchase and remeasurement of existing investment discussed below.

The Chemicals Segment’s net sales of $368.6 million in the fourth quarter of 2013 were $28.1 million, or 7%, lower than in the fourth quarter of 2012.  Net sales of $1,732.4 million in the full year of 2013 were $243.9 million, or 12%, lower than in the full year 2012.  Net sales decreased in the fourth quarter of 2013 as compared to the fourth quarter of 2012 primarily due to lower average TiO2 selling prices.  Net sales decreased in the full year of 2013 primarily due to lower average TiO2 selling prices, partially offset by higher sales volumes.  The Chemicals Segment’s average TiO2 selling prices decreased 10% in the fourth quarter of 2013 as compared to the fourth quarter of 2012, and decreased 19% for the full year as compared to 2012.  The Chemicals Segment’s average TiO2 selling prices at the end of 2013 were 7% lower than at the end of 2012 and were 1% higher in the fourth quarter of 2013 as compared to the third quarter of 2013.  TiO2 sales volumes in the fourth quarter of 2013 were 1% lower than in the fourth quarter of 2012, while sales volumes for the full year 2013 were 6% higher than in 2012.  TiO2 sales volumes in the fourth quarter of 2013 were impacted by the continued lockout of unionized employees at the Chemicals Segment’s Canadian TiO2 facility, and the resulting curtailment of production at such facility during the lockout.  A new collective bargaining agreement with the Canadian workforce was reached effective the end of November 2013, and production at the facility resumed in February 2014.  Fluctuations in currency exchange rates also impacted net sales comparisons, increasing net sales by approximately $8 million in the fourth quarter and approximately $18 million in the full year 2013 as compared to the comparable periods in 2012.  The table at the end of this press release shows how each of these items impacted the overall change in sales.

The Chemicals Segment’s TiO2 operating income in the fourth quarter of 2013 was $.2 million compared to $2.7 million in the fourth quarter of 2012.  For the full year the Chemicals Segment’s operating loss was $125.4 million compared to operating income of $366.8 million in 2012.  Operating income decreased in the fourth quarter of 2013 compared to the same period of 2012 primarily due to the net effects of lower raw materials and other production costs, lower average TiO2 selling prices and one-time costs of approximately $9 million resulting from the terms of the new collective bargaining agreement reached with the Chemicals Segment’s Canadian workforce mentioned above.  Such one-time Canadian costs consist principally of a non-cash pension charge of approximately $7 million due to the curtailment of one of the Chemicals Segment’s Canadian defined benefit pension plans, and severance and other back-to-work expenses.  Operating income decreased in the full year of 2013 primarily due to the net effects of lower average TiO2 selling prices, higher raw materials and other production costs, higher sales volumes, a third quarter pre-tax litigation settlement charge of $35 million ($17.9 million, or $.05 per diluted share, net of income tax benefit and noncontrolling interest) and the one-time Canadian costs mentioned above.   As expected, the cost of sales per metric ton of TiO2 sold in the second half of 2013 was lower than the cost of sales per metric ton of TiO2 sold in the second half of 2012, primarily due to lower feedstock ore costs.  The Chemicals Segment’s cost of sales per metric ton of TiO2 sold in the first half of 2013 was significantly higher than TiO2 sold in the first half of 2012, as a substantial portion of the TiO2 products sold in the first quarter of 2013 (and a portion of the TiO2 products we sold in the second quarter of 2013) was produced with significantly higher-cost feedstock ore purchased in 2012.

The Component Products Segment’s net sales increased 16% in the fourth quarter of 2013 as compared to the fourth quarter 2012 and 11% in the full year 2013 as compared to the same period of 2012.  Net sales increased principally due to a higher demand for high security pin tumbler locks within the security products reporting unit, and to a lesser extent from an increase in marine component reporting unit’s sales as a result of penetration into new markets outside of the high performance boat market.  The Component Products Segment’s operating income from continuing operations increased from nil in the fourth quarter of 2012 to $1.9 million in the fourth quarter of 2013 and from $5.4 million in the full year 2012 to $9.3 million in the same period of 2013, primarily due to improved cost efficiencies from higher sales levels.  In addition, Component Product Segment’s operating income in 2012 included write-downs on assets held for sale of  $.8 million and $1.2 million in the fourth quarter and full year of 2012, respectively.

The Waste Management Segment’s net sales increased in full year 2013 compared to the same period of 2012, as it continued to accept shipments for disposal at its recently-completed Compact LLRW disposal facility and received its first shipments for disposal in the Federal LLRW disposal facility in the latter part of the second quarter of 2013. The Waste Management Segment’s sales declined in the fourth quarter of 2013 compared to the same period in 2012 due to lower volumes of shipments received for disposal in the Compact LLRW, as there has been an industry wide temporary shortage of shipping containers needed to transport LLRW which shortage the Waste Management Segment currently expects to be resolved in early 2014.  The Waste Management Segment’s operating loss was lower in the full year 2013 compared to the same period of 2012 due to increased net sales while its operating loss increased in the fourth quarter of 2013 compared to 2012 due to the lower disposal volumes noted above.

As previously reported, in June 2012, the Chemicals Segment entered into a $400 million term loan and used a portion of the net proceeds to redeem the remaining €279.2 million principal amount outstanding of its 6.5% Senior Secured Notes due April 2013.  As a result, the Company recognized a second quarter 2012 charge of $7.2 million ($3.7 million or $.01 per share net of income tax benefit and noncontrolling interest) associated with the early extinguishment of such remaining Senior Notes.  In February 2013, the Chemicals Segment voluntarily prepaid an aggregate $290 million principal amount under its $400 million term loan, using $100 million of available cash as well as borrowings of $190 million under a new loan from Contran Corporation, our parent.  In July 2013, the Chemicals Segment voluntarily prepaid the remaining $100 million principal amount outstanding under its term loan, using $50 million of its cash on hand as well as borrowings of $50 million under its revolving North American credit facility.  As a result of such prepayments, the Company’s results in 2013 include a first quarter pre-tax charge of $6.6 million ($3.4 million, or $.01 per share, net of income tax benefit and noncontrolling interest) and a third quarter pre-tax charge of $2.3 million ($1.2 million, net of income tax benefit and noncontrolling interest), consisting of the write-off of unamortized original issue discount and deferred financing costs associated with such prepayments.

In February 2014, the Chemicals Segment entered into a new $350 million term loan.  The Chemicals Segment used $170 million of the net proceeds of this new term loan to prepay its note payable to Contran (along with accrued and unpaid interest through the prepayment date), and the note payable to Contran was cancelled.  The remaining $172.8 million net proceeds are available for general corporate purposes.

Corporate expenses were substantially higher at $63.9 million in the fourth quarter of 2013 compared to $7.9 million in the same period in 2012, and were 132% higher at $105.3 million in the full year 2013 compared to $45.3 million in the same period in 2012, primarily due to higher environmental remediation and related costs and to a lesser extent higher litigation and related costs in 2013.

We recognized an aggregate non-cash pre-tax gain of $54.6 million ($46.6 million, or $.14 per diluted share, net of income taxes) in the fourth quarter of 2013 related to our purchase of a controlling interest in Basic Management, Inc. (“BMI”) and The Landwell Company L.P. (“Landwell”) in December 2013, consisting of (i) a gain from the remeasurement of our existing interest in BMI and Landwell to estimated fair value and (ii) a bargain purchase gain related to the additional interest in BMI and Landwell acquired.  The aggregate income tax provision associated with such pre-tax gain is less than the U.S. statutory tax rate of 35% principally because the income tax provision associated with approximately $30.9 million of such pre-tax gain is recognized at the dividends-received-deduction effective tax rate of 7%.

Insurance recoveries relate to amounts NL received from certain of its former insurance carriers, and relate principally to the recovery of prior lead pigment and asbestos litigation defense costs incurred by NL.  These insurance recoveries (net of income taxes and noncontrolling interest) aggregated $.01 and $.02 per diluted share in the full years 2012 and 2013, respectively.

The Company recognized a $14.7 million gain in the second quarter of 2012 ($7.8 million, or $.02 per diluted share, net of income taxes and noncontrolling interest) related to the third and final closing of a settlement agreement associated with certain real property NL formerly owned. Securities earnings in the fourth quarter of 2012 include a $21.8 million, $13.2 million or $.04 per diluted share net of income taxes and noncontrolling interest) related principally to the sale of the Company’s shares of TIMET common stock in December 2012, which is included in securities earnings.  The Company also recognized a gain on the sale of certain excess real property owned by NL in the fourth quarter of 2012 of $3.2 million ($1.7 million or $.01 per diluted share, net of income taxes and noncontrolling interest).  Also included in the fourth quarter of 2012 is a $6.4 million goodwill impairment charge ($5.3 million or $.02 per diluted share, net noncontrolling interest) associated with NL’s insurance brokerage subsidiary.

The Company’s provision for income taxes in 2012 includes a net incremental tax benefit of $3.1 million.  As previously reported, the Company had determined during the third quarter of 2012 that due to global changes in the business the Company would not remit any dividends from its non-U.S. jurisdictions.  As a result, certain current year tax attributes were available for carryback to offset prior year tax expense and its provision for income taxes in the third quarter included an incremental tax benefit of $11.1 million.  However, as a result of a change in circumstances related to our sale of TIMET common stock, which sale provided an opportunity for us to elect to claim foreign tax credits, we determined that we could tax-efficiently remit non-cash dividends from our non-U.S. jurisdictions before the end of the year that absent the TIMET sale would not have been considered.  As a result, our provision for income taxes in the fourth quarter of 2012 includes incremental taxes on the non-cash dividends remitted in the fourth quarter of $8.0 million.

In December 2012, the Company completed the sale of Component Products Segment’s furniture components operations to a competitor for proceeds, net of expenses, of approximately $58.0 million in cash.  The Company recognized a pre-tax gain of approximately $23.7 million on the disposal of these operations ($15.7 million, or $.05 per diluted share, net of income taxes and noncontrolling interest).  Discontinued operations also includes full-year income related to the operations of such disposed unit of $2.7 million, ($.01 per basic and diluted share, net of income taxes and noncontrolling interest) in 2012.  The Company has reclassified its Condensed Consolidated Statements of Operations to reflect the disposed business as discontinued operations for all periods.

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause our actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of certain of our businesses (such as Kronos’ titanium dioxide pigment (“TiO2”) operations);
•	Customer and producer inventory levels;
Unexpected or earlier-than-expected industry expansion;
•	Changes in raw material and other operating costs (such as energy, ore and steel costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs;
•	Changes in the availability of raw materials (such as ore);
•
General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2 and component products);

•	Competitive products and prices, including increased competition from low-cost manufacturing sources (such as China);

•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	Customer and competitor strategies;
•	Potential consolidation of our competitors;
•	Potential consolidation of our customers;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	The introduction of trade barriers;
•	The ability of our subsidiaries to pay us dividends;
•	The impact of current or future government regulations (including employee healthcare benefit related regulations);
•	Uncertainties associated with new product development and the development of new product features;
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone, and the Canadian dollar) or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro;

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions);
•	The timing and amounts of insurance recoveries;
•	Our ability to renew, amend, refinance or establish credit facilities;
•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;
•
Our ultimate ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria (such as Kronos’ ability to utilize its German net operating loss carryforwards);

•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities, or new developments regarding environmental remediation at sites related to our former operations);

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including NL, with respect to asserted health concerns associated with the use of such products);

•	The ultimate resolution of pending litigation (such as NL's lead pigment litigation, environmental and other litigation and Kronos’ class action litigation);
•	Our ability to comply with covenants contained in our revolving bank credit facilities;
•	Our ability to complete and comply with the conditions of our licenses and permits;
•	Our ability to successfully defend against currently-pending or possible future challenge to WCS’ operating licenses and permits;
•	Unexpected delays in the delivery or licensing of shipping containers being procured by WCS, or in their operational startup; and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Valhi, Inc. is engaged in the titanium dioxide pigments, component products (security products and high performance marine components) and waste management industries.

* * * * *

VALHI, INC. AND SUBSIDIARIES
CONDENSED SUMMARY OF OPERATIONS
(In millions, except earnings per share)

	Three months ended		Year ended
	December 31,		December 31,
	2012	2013	2012	2013
	(unaudited)

Net sales
Chemicals	$396.7	$368.6	$1,976.3	$1,732.4
Component products	19.3	22.3	83.2	92.0
Waste management	11.4	9.2	27.8	39.2

Total net sales	$427.4	$400.1	$2,087.3	$1,863.6

Operating income (loss)
Chemicals	$2.7	$0.2	$366.8	$(125.4)
Component products	-	1.9	5.4	9.3
Waste management	(4.9)	(6.3)	(26.8)	(22.6)

Total operating income (loss)	(2.2)	(4.2)	345.4	(138.7)

Equity in earnings of investee	(.1)	1.3	(.2)	.5

General corporate items:
Securities earnings	28.7	6.7	50.2	26.6
Insurance recoveries	.7	5.6	3.3	9.4
Litigation settlement gain	-	-	14.7	-
Gain on sale of excess property	3.2	-	3.2	-
Goodwilll impairment	(6.4)	-	(6.4)	-
Gain (loss) on the prepayment of debt, net	-	-	(7.2)	(8.9)
Gain on bargain purchase and remeasurement of
existing investment in acquireee	-	54.6	-	54.6
General expenses, net	(7.9)	(63.9)	(45.3)	(105.3)
Interest expense	(13.9)	(12.3)	(56.3)	(56.1)

Income (loss) from continuing operations,
before income taxes	2.1	(12.2)	301.4	(217.9)

Income tax expense (benefit)	15.1	(23.0)	104.8	(91.0)

Income (loss) from continuing operations	(13.0)	10.8	196.6	(126.9)
Income from discontinued operations, net of tax	22.2	-	25.5	-
Net income (loss)	9.2	10.8	222.1	(126.9)

Noncontrolling interest in net income (loss)
of subsidiaries	5.7	(4.9)	62.3	(28.9)

Net income (loss) attributable to Valhi
stockholders	$3.5	$15.7	$159.8	$(98.0)

VALHI, INC. AND SUBSIDIARIES
CONDENSED SUMMARY OF OPERATIONS (CONTINUED)
(In millions, except earnings per share)

	Three months ended		Year ended
	December 31,		December 31,
	2012	2013	2012	2013
	(unaudited)

Amounts attributable to Valhi stockholders:

Income (loss) from continuing operations	$(12.6)	$15.7	$141.4	$(98.0)
Income from discontinued operations	16.1	-	18.4	-
Net income (loss) attributable to Valhi stockholders	$3.5	$15.7	$159.8	$(98.0)

Basic and diluted net income (loss) per share:
Income (loss) from continuing operations	$(.04)	$.05	$.41	$(.29)
Income from discontinued operations	.05	-	.06	-
Net income (loss) per share attributable to Valhi
stockholders	$.01	$.05	$.47	$(.29)

Basic and diluted weighted average shares
outstanding	342.0	342.0	342.0	342.0

VALHI, INC. AND SUBSIDIARIES
IMPACT OF PERCENTAGE CHANGE IN CHEMICAL SEGMENT'S NET SALES

	Three months ended	Year ended
	December 31,	December 31,
	2013 vs. 2012	2013 vs. 2012
	(unaudited)

Percentage change in TiO2 sales :
TiO2 product pricing	(10)%	(19)%
TiO2 sales volumes	(1)	6
TiO2 product mix	2	-
Changes in currency exchange rates	2	1

Total	(7)%	(12)%